FORM OF GUARANTY

1. Identification.

This Guaranty (the "Guaranty"), dated as of June 15, 2007, is entered into by Beihai Hi-Tech Wealth Technology Development Co., Ltd., a company organized under the laws of the People’s Republic of China (the “Guarantor”), for the benefit of the parties identified on Schedule A hereto (each a “Lender” and collectively, the "Lenders").

2. Recitals.

2.1 Guarantor is a direct or indirect subsidiary of Hi-Tech Wealth Inc., a Nevada corporation (“Parent”). The Lenders have made, are making and will be making loans to Parent (the "Loans"). Guarantor will obtain substantial benefit from the proceeds of the Loans.

2.2 The Loans are and will be evidenced by certain promissory Notes (collectively, “Note” or “Notes") issued by Parent on, about or after the date of this Guaranty pursuant to subscription agreements dated at or about the date hereof (“Subscription Agreements”). The Notes are further identified on Schedule A hereto and were and will be executed by Parent as “Borrower” or “Debtor” for the benefit of each Lender as the “Holder” or “Lender” thereof.

2.3 In consideration of the Loans made and to be made by Lenders to Parent and for other good and valuable consideration, and as security for the performance by Parent of its obligations under the Notes and as security for the repayment of the Loans and all other sums due from Debtor to Lenders arising under the Notes, Subscription Agreements and any other agreement between or among them relating to the foregoing (collectively, the "Obligations"), Guarantor, for good and valuable consideration, receipt of which is acknowledged, has agreed to enter into this Guaranty. Obligations include all future advances by Lenders to Parent made by Lenders pursuant to the Subscription Agreement.

2.4 The Lenders have appointed Peter Benz as Collateral Agent pursuant to that certain Collateral Agent Agreement dated at or about the date of this Agreement (“Collateral Agent Agreement”), among the Lenders and Collateral Agent.

3. Guaranty.

3.1 Guaranty. Guarantor hereby unconditionally and irrevocably guarantees, the punctual payment, performance and observance when due, whether at stated maturity, by acceleration or otherwise, of all of the Obligations now or hereafter existing, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any insolvency, bankruptcy or reorganization of Parent, whether or not constituting an allowed claim in such proceeding), fees, commissions, expense reimbursements, liquidated damages, indemnifications or otherwise (such obligations, to the extent not paid by Parent being the “Guaranteed Obligations”), and agrees to pay any and all reasonable costs, fees and expenses (including reasonable counsel fees and expenses) incurred by Collateral Agent and the Lenders in enforcing any rights under the guaranty set forth herein. Without limiting the generality of the foregoing, Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Parent to Collateral Agent and the Lenders, but for the fact that they are unenforceable or not allowable due to the existence of an insolvency, bankruptcy or reorganization involving Parent.

3.2 Guaranty Absolute. Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Collateral Agent or the Lenders with respect thereto. The obligations of Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor to enforce such obligations, irrespective of whether any action is brought against Parent or any other Guarantor or whether Parent or any other Guarantor is joined in any such action or actions. The liability of Guarantor under this Guaranty constitutes a primary obligation, and not a contract of surety, and to the extent permitted by law, shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Notes or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to Parent or otherwise;

(c) any taking, exchange, release, subordination or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of Parent; or

(e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Collateral Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, Parent or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Collateral Agent, the Lenders or any other entity upon the insolvency, bankruptcy or reorganization of the Parent or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), all as though such payment had not been made.

3.3 Waiver. Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that Collateral Agent or the Lenders or exhaust any right or take any action against any Borrower or any other person or entity or any Collateral. Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 3.3 is knowingly made in contemplation of such benefits. Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

3.4 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the indefeasible cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, the Subscription Agreements and Notes, (b) be binding upon Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Guaranty (including, without limitation, all or any portion of its Notes owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Collateral Agent or Lender herein or otherwise.

3.5 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against the Collateral Agent or any Lender or other Guarantor (if any) that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Collateral Agent or any Lender or other Guarantor (if any), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash.

3.6 Maximum Obligations. Notwithstanding any provision herein contained to the contrary, Guarantor’s liability with respect to the Obligations shall be limited to an amount not to exceed, as of any date of determination, the amount that could be claimed by Lenders from Guarantor without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

4. Miscellaneous.

4.1 Expenses. Guarantor shall pay to the Lenders, on demand, the amount of any and all reasonable expenses, including, without limitation, attorneys' fees, legal expenses and brokers' fees, which the Lenders may incur in connection with exercise or enforcement of any the rights, remedies or powers of the Lenders hereunder or with respect to any or all of the Obligations.

4.2 Waivers, Amendment and Remedies. No course of dealing by the Lenders and no failure by the Lenders to exercise, or delay by the Lender in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power of the Lenders. No amendment, modification or waiver of any provision of this Guaranty and no consent to any departure by Guarantor therefrom, shall, in any event, be effective unless contained in a writing signed by the Majority in Interest (as such term is defined in the Collateral Agent Agreement) or the Lender or Lenders against whom such amendment, modification or waiver is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The rights, remedies and powers of the Lenders, not only hereunder, but also under any instruments and agreements evidencing or securing the Obligations and under applicable law are cumulative, and may be exercised by the Lenders from time to time in such order as the Lenders may elect.

4.3 Notices. All notices or other communications given or made hereunder shall be in writing and shall be personally delivered or deemed delivered the first business day after being faxed (provided that a copy is delivered by first class mail) to the party to receive the same at its address set forth below or to such other address as either party shall hereafter give to the other by notice duly made under this Section:

To Parent and Guarantor, to:	Hi-Tech Wealth Inc.Suite 1503, Sino Plaza 255-257 Gloucester Road Causeway Bay, Hong Kong Attn: Ma Qing, Chief Financial Officer Fax: +852 2975 9809

With an additional copy by telecopier only to:	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Mitchell S. Nussbaum, Esq. Fax: (212) 202-7829

To Lenders:	To the addresses and telecopier numbers set forth on Schedule A

To the Collateral Agent:	Peter Benz 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301

If to Parent, Guarantor, Lender orCollateral Agent, with a copy by telecopier only to:

Grushko & Mittman, P.C. 551 Fifth Avenue, Suite 1601 New York, New York 10176 Fax: (212) 697-3575

Any party may change its address by written notice in accordance with this paragraph.

4.4 Term; Binding Effect. This Guaranty shall (a) remain in full force and effect until payment and satisfaction in full of all of the Obligations; (b) be binding upon Guarantor and its successors and permitted assigns; and (c) inure to the benefit of the Lenders and their respective successors and assigns. All the rights and benefits granted by Guarantor to the Collateral Agent and Lenders hereunder and other agreements and documents delivered in connection therewith are deemed granted to both the Collateral Agent and Lenders. Upon the payment in full of the Obligations, (i) this Guaranty shall terminate and (ii) the Lenders will, upon Guarantor's request and at Guarantor's expense, execute and deliver to Guarantor such documents as Guarantor shall reasonably request to evidence such termination, all without any representation, warranty or recourse whatsoever.

4.5 Captions. The captions of Paragraphs, Articles and Sections in this Guaranty have been included for convenience of reference only, and shall not define or limit the provisions hereof and have no legal or other significance whatsoever.

4.6 Governing Law; Venue; Severability. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts or choice of law. Any legal action or proceeding against Guarantor with respect to this Guaranty may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Guaranty, Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Guarantor hereby irrevocably waives any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the aforesaid courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. If any provision of this Guaranty, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable and the remaining, valid provisions shall remain of full force and effect.

4.7 Satisfaction of Obligations. For all purposes of this Guaranty, the payment in full of the Obligations shall be conclusively deemed to have occurred when either the Obligations have been indefeasibly paid in cash.

4.8 Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty, as of the date first written above.

“GUARANTOR”
BEIHAI HI-TECH WEALTH TECHNOLOGY
DEVELOPMENT CO., LTD.
A company organized under the laws of the
People’s Republic of China

By: _____________________________________

Its: _____________________________________

APPROVED BY “LENDERS”:

_______________________________________	_______________________________________
LONGVIEW FUND, LP	BASSO MULTI-STRATEGY HOLDING FUND LTD.

_______________________________________	_______________________________________
BASSO FUND LTD.	IROQUOIS MASTER FUND LTD.

_______________________________________	_______________________________________
GRAHAM PARTNERS, LP	INSIGNIA PARTNERS LP

_______________________________________	_______________________________________
NORTHWOOD CAPITAL PARTNERS, LP	ALPHA CAPITAL ANSTALT

This Guaranty Agreement may be signed by facsimile signature and delivered by confirmed facsimile transmission.

SCHEDULE A TO GUARANTY

LENDER	PRINCIPAL AMOUNT OF NOTE TO BE ISSUED ON CLOSING DATE	PRINCIPAL AMOUNT OF NOTE TO BE ISSUED ON SUBSEQUENT ISSUANCE CLOSING DATE
LONGVIEW FUND, LP 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301	$2,925,000.00	$2,925,000.00
BASSO MULTI-STRATEGY HOLDING FUND LTD. A Cayman Islands Exempted Company c/o M&C Corporate Services Box 309 GT, Ugland House South Church Street, George Town Grand Cayman, Cayman Islands Fax: (203) 352-6193	$850,000.00	$850,000.00
BASSO FUND LTD. A Cayman Islands Exempted Company c/o M&C Corporate Services Box 309 GT, Ugland House South Church Street, George Town Grand Cayman, Cayman Islands Fax: (203) 352-6193	$150,000.00	$150,000.00
IROQUOIS MASTER FUND LTD. 641 Lexington Avenue, 26th Floor New York, NY 10022 Fax: (212) 207-3452	$375,000.00	$375,000.00
GRAHAM PARTNERS, LP 666 Fifth Avenue, 37th Floor New York, NY 10103 Fax: (212) 808-7431	$200,000.00	$200,000.00
INSIGNIA PARTNERS, LP 1150 First Avenue, Suite 600 King of Prussia, PA 19406 Fax: (610) 783-4788	$150,000.00	$150,000.00
NORTHWOOD CAPITAL PARTNERS, LP 1150 First Avenue, Suite 600 King of Prussia, PA 19406 Fax: (610) 783-4788	$150,000.00	$150,000.00
ALPHA CAPITAL ANSTALT Pradafant 7 9490 Furstentums Vaduz, Lichtenstein Fax: 011-42-32323196	$200,000.00	$200,000.00
TOTAL	$5,000,000.00	$5,000,000.00